UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 3, 2022 (April 27, 2022)

Volcon, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40867	84-4882689
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2590 Oakmont Drive, Suite 520

Round Rock, TX 78665

(Address of principal executive offices and zip code)

(512) 400-4271

(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	VLCN	The NASDAQ Stock Market LLC

Item 1.02 Termination of a Material Definitive Agreement.

On April 27, 2022, Volcon, Inc. (the “Company”) notified Alexander EV Park, LLC (“Landlord”) of its intent to terminate the Lease Agreement dated November 20, 2020 (as amended effective February 23, 2021) (the “Lease”) by and between Landlord and the Company (as tenant) relating to property intended at the time of the Lease to be a future production facility in Liberty Hill, Texas prior to the scheduled expiration of its term. Landlord is an entity controlled by the Company’s founders and directors, Christian Okonsky and Adrian James. The Lease had a lease term of five (5) years, through November 2025, and monthly payments ranging from approximately $15,000 per month to $17,000 per month over the lease term beginning when a certificate of occupancy is received. In February 2021, the Company entered into an amendment of the Lease to expand the leased premises. The Company paid an additional security deposit of $139,230 and additional prepaid rent of $315,588. The total minimum lease payments under the amended lease total approximately $3,930,170. The Company evaluated the cost of this facility in relation to other lower cost options and determined that it would be in the best interest of the Company to terminate this agreement. The Company is currently in negotiations with the Landlord to determine the amount of the security deposit and prepaid rent that will be returned to the Company as certain survey, architecture and construction design costs were incurred that will be paid by the Company. There can be no assurance as to the amount the Company will ultimately be responsible for under the Lease.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volcon Inc.

By:	/s/ Greg Endo
Greg Endo Chief Financial Officer

Dated:  May 3, 2022

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